As filed with the Securities and Exchange Commission on June 30, 2005
Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BRANDPARTNERS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware		13-3236325
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		identification No.)

10 Main Street
Rochester, NH 03839
(800) 732-3999
(Address of principal executive offices)

Financial Performance Corporation
2001 Stock Incentive Plan
(Full title of plan)

James F. Brooks
Chief Executive Officer and President
10 Main Street
Rochester, NH 03839
(Name and address of agent for service)
(800) 732-3999
(Telephone number, including area code of agent for service)

Copy to:
Baratta & Goldstein
597 Fifth Avenue, 9th Floor
New York, New York 10017
(212) 750-9700
fax: (212) 750-8297

CALCULATION OF REGISTRATION FEE
		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	Aggregate offering	Amount of
To be registered	Registered	per share (1)	Price	Registration fee
Common Stock ($.01 par value)	5,000,000	$0.78	$ 3,900,000	$459.05

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) under the Securities Act of 1933, and based on the average of the high and low prices of the common stock on June 29, 2005 as reported on the Over the Counter Bulletin Board.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by BrandPartners Group, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

(a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 2004 filed pursuant to Section 13 of the Exchange Act;

(b) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-2/A No.1 dated February 1, 2005, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description;

(c) The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005; and

(d) Any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under the Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or subsided for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. BrandPartners Certificate of Incorporation contains a provision that eliminates directors' personal liability as set forth above.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business associated against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article IX of the Company's Certificate of Incorporation provides for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Article VIII of the Company's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the full extent permitted by Delaware law.

The Company has entered into Indemnification Agreements with its executive officers and directors. The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 6.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New Hampshire on June 30, 2005.

BrandPartners Group, Inc.

By:	/s/ James F. Brooks
James F. Brooks, Director, Chief Executive
Office, President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Cataldo, as his or her attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Cataldo	Chairman of the	June 30 , 2005
Anthony Cataldo	Board of Directors

/s/ James F. Brooks	Director, Chief Executive	June 30 , 2005
James F. Brooks	Officer President and Secretary

/s/ Richard Levy	Director	June 30 , 2005
Richard Levy

/s/ J. Weldon Chitwood	Director	June 30 , 2005
J. Weldon Chitwood

INDEX TO EXHIBITS

Exhibit
NO.	Description

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).
4.2	Certificate of Designations of Class A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 31, 2001).
5.1	Opinion of Baratta & Goldstein *
10.1
BrandPartners Group, Inc. f/k/a Financial Performance Corporation 2001 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy on Schedule 14A as Appendix B filed July 2, 2001).

10.2	Form of amended Stock Option Agreement under the Company’s 2001 Stock Option Plan
(incorporated by reference to Exhibit 10.01 to the Company’s 8-K filed April 15, 2005)
23.1	Consent of Michael F. Albanese, C.P.A.*
23.2	Consent of Baratta & Goldstein (filed as part of Exhibit 5.1)
Power of Attorney (contained on the signature page to this Registration Statement.)
99.1	Financial Performance Corporation 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.33 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

* Filed herewith